CONSENT TO ACTION BY SHAREHOLDER
OF THUNDER ENERGIES CORPORATION
WITHOUT A MEETING

WHEREAS, Hadronic Technologies Press, Inc., a Florida corporation ("Shareholder"), is a shareholder of Thunder Energies Corporation, a Florida corporation (the "Company"), who owns 50,000,000 shares of Company Series "A" Convertible Preferred Stock with 15 votes per share (the "Preferred Stock"), and deems it appropriate to vote all of its shares of the Preferred Stock in favor of a one-for-twenty (1:20) reverse stock split of the Company's Common Stock as an act of the Company with the number of authorized shares of Common Stock remaining the same (900,000,000) at the conclusion of such reverse stock split, and that such shareholder action shall occur pursuant to a written consent without a meeting in accordance with *Fla. Stat.* § 607.0704(1) (2018).

NOW THEREFORE, pursuant to Section 607.0704(1) of the Florida Business Corporation Act, Shareholder hereby exercises its rights as a shareholder of the Company and consents to take this action without a meeting, waives notice of a meeting to take the corporate action set forth herein and votes all of its shares of Company Preferred Stock in favor of the amendment of the Company's Articles of Incorporation to:

1. Effectuate a one-for-twenty (1:20) reverse stock split of the Company's Common Stock as an act of the Company with the number of authorized shares of Common Stock remaining the same (900,000,000) at the conclusion of such reverse stock split; and

for the filing of such Articles of Amendment with the Florida Department of State, Division of Corporations.

This Consent to Action by Shareholder Without A Meeting is hereby executed and delivered to the Company at its principal address at 1444 Rainville Road, Tarpon Springs, Florida 34689, and is dated and effective this 14th day of May 2019.

HADRONIC TECHNOLGIES PRESS, INC.

By: Dr. Ruggero M. Santilli, President

Company Receipt Acknowledged:

Carla Santilli, Secretary, Director

Date: May 16, 2019